EXHIBIT 99.1

                 Information Relating to Southern Power Company

         Unless the context otherwise indicates, all references to the "Company," "Southern Power," "we," "us" or "our" herein refer to Southern Power Company.



                        SOUTHERN POWER COMPANY'S BUSINESS

         We are a wholly owned subsidiary of The Southern Company ("Southern"). We provide the means by which Southern can own, develop, construct and acquire new generation assets outside of the traditional rate-based state regulated generation structure. Consequently, our business activities are not subject to traditional state regulation of utilities but are subject to regulation by the Federal Energy Regulatory Commission (the "FERC"). We are the primary vehicle to develop Southern's position in the competitive contract-based wholesale generation market, with substantially all of our generating capacity committed under long-term, fixed-price power purchase agreements (the "PPAs"), primarily with our affiliates.

         We are an electric utility company as defined under the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act"). We are subject to Securities and Exchange Commission ("SEC") regulation under the Holding Company Act because we are a wholly owned subsidiary of Southern, a registered public utility holding company under the Holding Company Act.

         We acquired substantially all of our operating or under construction generating facilities and facility sites from affiliates of Southern. We intend to own and finance all of the new competitive contract-based wholesale generation assets to be built in the Southern system. Southern believes that this structure is most effective for pursuing generation opportunities in the competitive wholesale markets. This structure ensures a consistent approach to developing new wholesale generation and improves efficiency.

         We own, develop, construct and acquire generating facilities in the "Super Southeast" region (as defined below) and sell the output of our generating facilities primarily under long-term, fixed-price capacity contracts to wholesale customers in this region. The Super Southeast includes the states in Southern's traditional service territory -- Alabama, Florida, Georgia, and Mississippi. Our customers in these states are expected to be predominantly Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company and Savannah Electric and Power Company (collectively, the "Operating Companies"), but will include unaffiliated third parties as well. The Super Southeast also consists of the surrounding states of Kentucky, Louisiana, North Carolina, South Carolina, Tennessee and Virginia. Although we focus on the Super Southeast, we may also acquire or construct generating facilities outside of the Super Southeast or sell the output of our generating facilities to customers outside of the Super Southeast.

         As of June 1, 2003, we had 4,784 MW of generating capacity in commercial operation or in advanced stages of construction and 1,240 MW in preliminary stages of construction. By the end of 2005, we expect to have approximately 6,000 MW of generating capacity in commercial operation. Currently, substantially all of our existing and under construction generating capacity from these facilities is committed under PPAs with the Operating Companies and certain unaffiliated third parties (collectively, the "PPA Counterparties"). All of the PPA Counterparties have solid investment grade credit ratings.

         Along with the Operating Companies, we are a member of and share in the benefits and obligations of the Southern system power pool (the "Southern Pool"). As a member of the Southern Pool, our generating facilities located within Southern's service territory are economically dispatched with the generating facilities of the Operating Companies to serve the members' aggregate load requirements. A member of the Southern Pool has the first call on its own generating resources, but if lower cost generation resources are available on the Southern system, a Southern Pool member has the right to purchase that lower variable cost energy. As a member of the Southern Pool, we also realize other benefits traditionally associated with pooling arrangements, such as economies of scale and geographic load diversity. The Southern Pool includes approximately 39,000 MW of generating capacity.

         For each of our generating facilities located in the service territory of an Operating Company, there is or will be an interconnection agreement to govern the interconnected operations of that facility with the transmission facilities of the appropriate Operating Company. Each Operating Company is interconnected to the transmission facilities of the other Operating Companies by means of high-voltage lines. Additionally, the Operating Companies have long-standing contracts with the principal neighboring utility systems relating to capacity exchanges, capacity purchases and sales, transfers of economy energy and other similar transactions. However, for the most part, such interchange transactions are now conducted under market-based tariff arrangements. We expect any generating facility located outside of the Operating Companies' service territory will have an interconnection agreement with the applicable transmission provider. Regardless of whether a facility is located in or outside of the service territory of an Operating Company, transmission service will need to be reserved across the applicable transmission systems to deliver power from each facility, which includes obtaining transmission service across each applicable Operating Company.

         In order to optimize efficiencies, we utilize employees currently in the Southern system for our day-to-day operations at our generation facilities. For each of our generating facilities in an Operating Company's service territory, we intend for such Operating Company to provide operation and maintenance services at cost (in accordance with the Holding Company Act). There are or will be operation and maintenance contracts between us and the appropriate Operating Company for the facilities located in such Operating Company's service territory. Because Stanton A is located outside of the Operating Companies' service territory, Southern Company Services, Inc. ("SCS"), a subsidiary of Southern, will provide operation and maintenance services for that facility. Additionally, under the terms of a services agreement, SCS performs overall project management of the construction process of our generating facilities.

Business Strategy

         Our strategy is to continue to own, develop, construct and acquire additional generating facilities to compete for and serve the demand in the Super Southeast market. To implement this strategy, we plan to:

         Derive at least 80% of operating cash flow under long-term, fixed price PPAs. We currently have and intend to maintain substantially all of our existing and under construction capacity committed under PPAs mostly with the Operating Companies, but also with certain unaffiliated third parties. Currently all of our PPA Counterparties have solid investment grade credit ratings.

         Utilize the expertise of Southern affiliates in planning, designing, constructing, marketing, operating and maintaining generating facilities. All of our business currently is and is expected to be operated by Southern affiliates with participation of our management. To optimize efficiencies, we utilize employees currently in the Southern system for our day-to-day operations at our generation facilities located in Southern's service territory. In 2001 and 2002, the employees of Southern and its affiliates achieved a peak season Equivalent Forced Outage Rate ("EFOR") of 2 percent, which is the lowest in Southern history. SCS will perform overall project management of the construction process of our generation facilities.

         Mitigate market price, fuel supply, fuel transportation and electric transmission risk. By negotiating long-term PPAs for substantially all of our existing and under construction generating capacity, we have attempted to lessen our exposure to market risk. Additionally, our PPAs insulate us from significant fuel supply, fuel transportation and electric transmission risks by making such risks predominantly the responsibility of the counterparties. We intend to continue this business practice.

         Focus on the Super Southeast for additional generation and wholesale marketing opportunities. We focus on the Super Southeast for additional generation opportunities because of our experience with, and established presence in, the region. Additionally, the Southeast has a stable regulatory environment for electricity.

         Expand our asset base to approximately 6,000 MW in commercial operation by year-end 2005, with potential for further capacity additions thereafter. We intend to continue to expand our generation capacity. We currently have approximately 4,373 MW of generating capacity in commercial operation. Stanton A is in advanced stages of construction with a scheduled completion date of October 2003. Our share of the expected capacity of Stanton A is 411 MW. McIntosh 10 and McIntosh 11 are in preliminary stages of construction with scheduled completion dates in June 2005. The expected capacity of McIntosh 10 and McIntosh 11 is 1,240 MW. The addition of these three units will increase our capacity to approximately 6,000 MW. We will continue to evaluate opportunities to construct or acquire new generating facilities.

Competitive Strengths

         We believe that we are well positioned to implement our business strategy because of the following competitive strengths:

         Stable revenues under long-term, fixed-price PPAs. Substantially all of our existing and under construction capacity is committed under long-term, fixed-price PPAs with initial terms of five to 15 years. These PPAs are predominantly with the Operating Companies who all have solid investment grade credit ratings. Additionally, our existing PPAs with the Operating Companies relating to generating facilities in operation or under construction have already been approved by the respective state public service commissions ("PSCs") and, except for the McIntosh 10 and McIntosh 11 PPAs, by the FERC. For more information about the McIntosh PPAs, see "-- Power Purchase Agreements." We believe that the PPAs will provide us with relatively stable energy revenues.

         Mitigation of market price, fuel supply, fuel transportation and electric transmission risk. Through the terms of the PPAs, we have effectively mitigated our market price risks for substantially all our existing and under construction generating capacity. Additionally, our PPAs generally allocate fuel supply, fuel transportation and electric transmission risk to the counterparties. By structuring these provisions of the PPAs in this manner, we are effectively insulated from any significant fuel supply, fuel transportation and electric transmission risk during the terms of the PPAs.

         Relationship with Southern. Southern has been active in the Super Southeast wholesale market for years and has developed extensive marketing experience. Our management team is comprised of seasoned individuals from within the Southern system who have long-standing experience with generating facilities, power sales and dispatch, engineering, construction, market conditions, and business development. Additionally, Southern has developed strong relationships in the Southeast energy market.

         Efficiencies relating to new generating facilities. To maximize experience and efficiencies, we utilize employees currently in the Southern system for our day-to-day operations of our generation facilities. Our agreements with the Operating Companies and SCS allow us to optimize their extensive knowledge, experience and proven track record in power plant and power systems operations. Additionally, all of our initial facilities will be new, state of the art, gas-fired generation using GE gas turbines. To reduce our exposure to operation and maintenance costs, we have entered into long-term service agreements with GE for substantially all of our generating facilities. Under these services agreements, GE is obligated to cover the major maintenance of the GE equipment.

         Stable regulatory environment. The Super Southeast has a stable regulatory environment for electricity.

         Absence of electric restructuring legislation in Southern's service territory. No state legislature or regulatory authority within Southern's traditional service territory has adopted electric utility service restructuring.

         Stable regional demand. The Super Southeast has historically been a strong area for economic growth, and we believe that we will be able to benefit from future regional supply and demand patterns.

Our Electric Generating Facilities

         Our electric generating facilities currently operating or under construction are:

Facility                    Location                 Unit Type (1)  Total MW (2)       In-Service Date
--------                    --------                 -------------  ------------       ---------------

Dahlberg Units 1-10.........Jackson County, Georgia      CT              810           May/June 2000 (Units 1-8)
                                                                                       May 2001 (Units 9 & 10)

Wansley 6 and
   Wansley 7 (3) ...........Heard County, Georgia        CC            1,134           June 2002

Franklin 1..................Lee County, Alabama          CC              564           June 2002

Franklin 2..................Lee County, Alabama          CC              623           June 2003

Harris 1....................Autauga County,              CC              627           June 2003
                            Alabama

Harris 2....................Autauga County,              CC              615           June 2003 Alabama

Stanton A...................Orlando, Florida             CC            411 (4)         October 2003 (scheduled)

McIntosh 10 and
       McIntosh 11..........Effingham County,            CC            1,240           June 2005 (scheduled)
                                                                       -----
                            Georgia
TOTAL (5) ..................                                           6,024
                                                                       =====

------------

(1)    "CT" means combustion turbine and "CC" means combined-cycle.

(2) Total MW for each CC reflects designed output under rated conditions as specified by each facility's capacity test under its respective PPA. Total MW for each CT reflects its tested new and clean capacity while peak firing.

(3) We lease Wansley 6 and Wansley 7 from the Development Authority of Heard County and have the beneficial economic ownership. For a more detailed description of the ownership structure, See "-- Wansley 6 and Wansley 7" below.

(4) Represents our sixty-five percent undivided ownership interest in the 633 MW Stanton A. For a more detailed description of the ownership structure, See "-- Stanton A" below.

(5) Although we began construction on a third combined-cycle unit at the Franklin site, we are evaluating its construction schedule and may determine to defer or cancel further construction. Accordingly, we have not included it in the above table. See "-- Franklin 3" below.

      Dahlberg

         Dahlberg is an 810 MW facility consisting of ten GE 7EA gas turbines located in Jackson County, near Athens, Georgia. Currently, all ten units are in service. The first eight units were completed in June 2000 under a turnkey contract with GE and the remaining two units were completed in May 2001. On July 31, 2001, Georgia Power Company transferred at cost the ten units to us and we financed such transfer using equity contributions and subordinated loans from Southern. Georgia Power Company built Dahlberg to meet wholesale obligations under contracts with LG&E Energy Marketing, Inc ("LEM") and Dynegy Power Marketing, Inc. ("Dynegy Power"), which were assigned to us. The PPA with Dynegy Power was subsequently terminated. For more information on the termination of the Dynegy Power PPA, see "-- Power Purchase Agreements."

      Wansley 6 and Wansley 7

         Wansley 6 and Wansley 7 are two combined-cycle units that are adjacent to an existing coal-fired plant in Heard County, Georgia, that is co-owned by Georgia Power Company, Oglethorpe Power Corporation ("OPC"), Municipal Electric Authority of Georgia ("MEAG") and the City of Dalton, Georgia. Wansley 6 and Wansley 7 have a total output of 1,134 MW. Construction began in August 2000. On January 22, 2002, Georgia Power Company transferred at cost its interest in Wansley 6 and Wansley 7 to us. Wansley 6 and Wansley 7 went into commercial operation in June 2002.

         Each Wansley unit includes two GE 7FA gas turbines, two Vogt-NEM triple pressure HRSGs and a GE steam turbine. Dry low NOx burners are included in the gas turbines. Duct burners are provided for supplemental firing of the HRSGs to provide additional peaking capability. Each unit's summer peak capacity is 567 MW.

         We lease Wansley 6 and Wansley 7 from the Development Authority of Heard County for certain ad valorem tax abatement opportunities. The Development Authority of Heard County holds legal title to Wansley 6 and Wansley 7 but beneficial economic ownership remains with us during the term of this arrangement. We have the right to purchase Wansley 6 and Wansley 7 at any time and are required to do so at the end of the lease term in each case for a nominal amount from the Development Authority of Heard County.

      Franklin 1 and Franklin 2

         Franklin 1 and Franklin 2 are part of a combined-cycle facility in Lee County, Alabama, that total 1,187 MW. Until June 30, 2001, Georgia Power Company and Alabama Power Company owned the plant site as tenants in common. As of June 30, 2001, Alabama Power Company transferred at cost its interest in the plant site and related contracts to us and as of November 16, 2001, Georgia Power Company transferred its interest in the plant site and related contracts in such property to us. The site currently has two units in commercial operation. The site is permitted and engineered to allow for a fourth unit. Franklin 1 began construction in June 2000 and went into commercial operation in June 2002. Franklin 2 began construction in June 2001 and went into commercial operation in June 2003.

         Franklin 1 is a natural gas-fired combined-cycle unit. It has two GE 7FA gas turbines, two Vogt-NEM triple pressure HRSGs, and a GE steam turbine. Dry low NOx burners are included in the gas turbines. Duct burners are provided for supplemental firing of the HRSGs to provide additional peaking capability. Franklin 1's capacity is 564 MW peak firing under summer conditions.

         Franklin 2 is a slightly larger natural gas-fired combined-cycle unit than Franklin 1. It has two GE 7FA gas turbines, two Deltak triple pressure HRSGs, and an Alstom steam turbine. Dry low NOx burners are also included in the gas turbines. Duct burners are provided for supplemental firing of the HRSGs to provide additional peaking capability. Franklin 2's capacity is 623 MW peak firing under summer conditions.

      Harris 1 and Harris 2

         Harris 1 and Harris 2 are part of a combined-cycle facility in Autauga County, Alabama, approximately twenty miles northwest of Montgomery. Harris 1 and Harris 2 total 1,242 MW. On June 30, 2001, Alabama Power Company transferred at cost its interest in Harris to us. Both Harris 1 and Harris 2 began construction in June 2001 and went into commercial operation in June 2003. Harris 1 has a summer peak output of 627 MW. Harris 2 has a summer peak output of 615 MW. Two additional units could be built at this site.

         Harris 1 and Harris 2 are each comprised of two GE 7FA gas turbines, two Deltak triple pressure HRSGs, and an Alstom steam turbine. Dry low NOx burners are included in the gas turbines. Duct burners are provided for supplemental firing of the HRSGs to provide additional peaking capability.

      Stanton A

         Stanton A is a natural gas-fired combined-cycle generating facility in Orange County, Florida that will total 633 MW upon completion. Stanton A began construction in October 2001 with an expected completion date of October 2003. Stanton A is located within the existing Stanton Energy Center that is approximately 10 miles southeast of Orlando, Florida. Stanton Energy Center currently contains Stanton Units 1 and 2 that are existing coal-fired units owned by Orlando Utilities Commission that began operating commercially in 1987 and 1996, respectively. The Stanton Energy Center encompasses approximately 3,280 acres of land in eastern Orange County, Florida. Stanton A is being constructed on approximately 60 acres at the site.

         Stanton A will be comprised of two GE 7FA gas turbines, two Deltak triple pressure HRSGs, and an Alstom steam turbine. Dry low NOx burners are also included in the gas turbines. Duct burners are provided for supplemental firing of the HRSGs to provide additional peaking capability. The gas turbines will be capable of burning both natural gas and No. 2 distillate oil. Stanton A has an expected average annual capacity of 633 MW.

         We have a 65% interest in Stanton A through our wholly owned subsidiary Southern Company -- Florida LLC, a Delaware limited liability company authorized to do business in the State of Florida ("Southern Company -- Florida"). Stanton A is co-owned by Southern Company -- Florida, Orlando Utilities Commission ("OUC"), Florida Municipal Power Agency ("FMPA") and Kissimmee Utility Authority ("KUA") and each company's ownership interest is 65%, 28%, 3.5% and 3.5%, respectively. Each owner is entitled to the capacity and energy of Stanton A in proportion to its ownership interest.

      McIntosh 10 and McIntosh 11

          McIntosh 10 and McIntosh 11 will consist of two new combined-cycle units to be built on a site adjacent to the McIntosh Steam and Combustion Turbine Plant located in Effingham County, Georgia. Savannah Electric and Power Company owns the McIntosh Steam and Combustion Turbine Plant site, as well as a 165 MW coal unit and, together with Georgia Power Company, eight combustion turbines located at the plant. In March 2003, Savannah Electric and Power Company transferred to us at cost the adjacent property on which McIntosh 10 and McIntosh 11 are being built. Construction began in April 2003 with a scheduled commercial operation date of June 2005. McIntosh 10 and McIntosh 11 are expected to total 1,240 MW upon completion.

         Each combined-cycle unit will include two GE 7FA gas turbines with dry low NOx burners, two Deltak triple pressure heat recovery steam generators, and an Alstom steam turbine. Duct burners are provided for supplemental firing of the heat recovery steam generators to provide additional capacity. The gas turbines are also capable of running with power augmentation, providing additional peaking capacity. Each unit's expected capacity is 620 MW under summer peak conditions with supplemental firing and power augmentation. The gas turbines will be capable of burning both natural gas and No. 2 distillate oil.

      Franklin 3

         In May 2002, we began construction on a third combined-cycle unit with an expected capacity of 615 MW peak firing under summer conditions to be located at the Franklin site. The capacity from this unit was to be committed to subsidiaries of Dynegy, Inc. under long-term power purchase agreements. As a result of the termination of these power purchase agreements effective May 21, 2003, however, we are evaluating the construction schedule for this unit and we may determine to defer or cancel further construction based on forecasted capacity needs or the absence of other wholesale opportunities. See "-- Power Purchase Agreements -- Termination of the PPAs with Dynegy Power and Dynegy Marketing & Trade."

Power Purchase Agreements

         The table below sets forth a description of our existing PPAs. Most of our PPAs provide for fixed capacity sales from specific generating facilities. These obligations and counterparties are described below and have been incorporated into the projections set forth in the Independent Engineer's Report (the "Independent Engineer's Report") prepared by R. W. Beck (the "Independent Engineer").

Facility               Counterparty                         Counterparty Rating (1)         MW (2)         End Date
--------               ------------                         -----------------------         ------         --------

Dahlberg Units 1-7.....LG&E Energy Marketing, Inc.                 A3/A-/A                   578           12/31/04 (3)

Wansley 6 and..........Georgia Power Company                       A2/A/A+                   934           12/31/09

Wansley 7..............Savannah Electric and Power Company         A2/A/NR                   200           12/31/09

Franklin 1.............Georgia Power Company                       A2/A/A+                   564            5/31/10

Franklin 2.............Georgia Power Company                       A2/A/A+                   623 (4)        5/31/11

Harris 1...............Alabama Power Company                       A2/A/A                    627            5/31/10

Harris 2...............Georgia Power Company                       A2/A/A+                   615 (5)        5/31/19

Stanton A..............OUC                                         Aa1/AA/AA                 329 (6)       10/31/13

                       KUA                                         A2/NR/A                    41 (6)       10/31/13

                       FMPA                                        A1/A+/A+                   41 (6)       10/31/13

McIntosh 10 and........Georgia Power Company                       A2/A/A+                 1,040            5/31/20 (7)

McIntosh 11............Savannah Electric and Power Company         A2/A/NR                   200            5/31/20 (7)
                                                                                            ----

Total..................                                                                    5,792
                                                                                           =====

---------------

(1)   Issuer and corporate rating of guarantor by Moody's/S&P/Fitch Ratings.

(2) Total MW includes actual demonstrated new and clean capacity for the units in service and expected demonstrated capacity for the units under construction; the PPAs for the combined cycles allow for contracted capacity to be adjusted based upon actual capacity demonstrated.
(3) Capacity available after this contract expires may be used to meet capacity needs under power contracts with eleven Georgia Electric Membership Corporations, the City of Dalton, Georgia and North Carolina Electric Membership Corporation (see "-- Requirements Agreements -- Georgia Requirements Agreements", "-- Requirements Agreements -- Dalton Requirements Agreement", and "-- Requirements Agreements -- North Carolina Contracts" below).

(4) During the first year of expected operation 400 MW have been contracted for sale pursuant to this PPA.

(5)   Contract does not begin until the second year of expected plant operation.

(6) Beginning in the sixth year of these PPAs, the counterparties collectively have the right to elect to reduce the amount of combined capacity they are purchasing in 25 MW or 50 MW increments per year in each of the sixth through tenth years, subject to a maximum reduction of 200 MW.

(7) The term of each McIntosh PPA is through May 31, 2020. If a fuel transportation agreement is not in place for the final year of each PPA, such PPA may be terminated in 2019. This provision is in place because at the time the firm fuel transportation agreement was negotiated, the longest available term was through 2019. We anticipate an extension of the fuel transportation agreement at the appropriate time and expect the term of each McIntosh PPA to be effective through May 31, 2020.

         As reflected in the table above, we have entered into PPAs for substantially all of the capacity of our operating and under construction generating facilities. The Independent Engineer has included the capacity committed under the PPAs listed above, as well as the uncommitted capacity from Dahlberg Units 8-10, into the projections set forth in the Independent Engineer's Report. All PPAs commence on each facility's in-service date, with the exception of Harris 2 and Franklin 2, as described in the table above. We plan to use forward sales contracts and bilateral agreements during the lag periods.

         We have obtained all necessary federal and state regulatory approval for our PPAs except for the PPAs with Georgia Power Company and Savannah Electric and Power Company that relate to McIntosh 10 and McIntosh 11. The Georgia PSC certified the McIntosh PPAs in December 2002. In April 2003, we applied for FERC approval of these PPAs. The Electric Power Supply Association and Calpine Corporation have made filings in opposition to the FERC's acceptance of the McIntosh PPAs, alleging that these PPAs do not meet the applicable standards for PPAs between affiliates. We believe that the allegations are without merit and that the McIntosh PPAs should be approved by the FERC; however, the FERC has recently issued certain orders indicating that it intends to apply careful scrutiny to affiliate transactions and the ultimate outcome of this matter cannot now be determined. The docket number for the matter is FERC Docket No. ER03-713.

         Our PPAs are with the PPA Counterparties. All of the PPA Counterparties have solid investment grade credit ratings. Our PPAs with non-affiliates have a material adverse change clause that requires the posting of collateral or an acceptable substitute guarantee in the event that S&P or Moody's downgrades such counterparty to below investment grade.

         As a general matter, our existing PPAs provide that the PPA Counterparties are responsible for substantially all of the cost of fuel relating to the energy delivered under such PPA. To the extent a particular generating facility does not meet certain operational thresholds in a PPA, however, we may be responsible for a portion of the related fuel costs. With respect to fuel transportation risk, most of our PPAs provide that the PPA Counterparties are responsible for procuring and transporting the fuel to the particular generating facility. Fixed and variable operation and maintenance ("O&M") costs will be recovered either through capacity charges or other charges based on dollars per kilowatt year or dollars per megawatt hour. The PPAs give us the flexibility to supply power purchased from alternate sources rather than from our generating facilities if it is economical to do so. It is expected that the capacity payments in the PPAs will produce sufficient cash flow to pay debt service and provide an equity return.

      Termination of the PPAs with Dynegy Power and Dynegy Marketing & Trade

         In May 2003, we terminated the PPA with Dynegy Power for the Dahlberg Units 8-10 capacity and the PPAs with Dynegy Power and Dynegy Marketing & Trade for the Franklin 3 capacity. As a result of the terminations, the counterparties made a cash payment to us in the amount of $80 million and the letters of credit that had been delivered to us under such PPAs were returned. See "-- Our Electric Generating Facilities -- Franklin 3" above.

         After giving effect to the termination of the PPAs with the Dynegy entities, future capacity payments (which do not include energy payments and certain other variable revenues) to be received under the PPAs are expected to be as follows:

                                                                                _________Payments__________
                                                                                         --------
         Year                                                                Affiliated     Non-Affiliated
                                                                                      (in millions)

         2003...................................................................$ 161.3          $ 43.3

         2004.....................................................................232.9            64.1

         2005.....................................................................318.0            30.5

         2006.....................................................................332.0            30.2

         2007.....................................................................329.9            30.1

         2008 and beyond........................................................2,036.4           171.4
                                                                                -------           -----

         Total.................................................................$3,410.5          $369.6
                                                                                =======           =====

Requirements Agreements and Short-Term Power Contracts

         We are also actively marketing wholesale requirements supply service to municipal and cooperative electric service providers within the Super Southeast. Requirements supply service coordinates the existing municipal and cooperative power supply resources with our generating capacity to meet the load growth requirements of the purchaser. Unlike the PPAs, requirements supply service contracts (collectively, "Requirements Agreements") do not commit capacity from a specific generating facility. Rather, we supply the load growth requirements from the uncommitted capacity of any of our generating facilities. All of the Requirements Agreements counterparties have investment grade ratings or meet certain financial covenant requirements. We have also entered into or plan to enter into other short-term power contracts.

         Neither the Requirements Agreements nor any short-term power contracts have been incorporated into the projections set forth in the Independent Engineer's report. We may utilize the currently uncommitted capacity from Dahlberg Units 8-10 and, beginning in January 2005, from Dahlberg Units 1-7, to meet some or all our obligations under these agreements.

      Georgia Requirements Agreements

         We have Requirements Agreements ("Georgia Requirements Agreements") with eleven Georgia Electric Membership Corporations ("EMCs"). These Georgia Requirements Agreements were entered into pursuant to our market-based rate tariff. No state PSC or additional FERC approval is required. Two of the Georgia Requirements Agreements expire in 2017. Nine of the Georgia Requirements Agreements expire in 2019.

         We forecast that the EMCs' load growth will be approximately 5% per year which would require us to provide 200 MW beginning in 2005 and increasing to 1,300 MW by 2012. We will fulfill the load requirements of the EMCs by utilizing the EMCs' entitlements to capacity resources owned by OPC and other capacity purchase contracts. We will secure additional capacity resources to meet load growth as needed. This additional capacity may be supplied from our existing resources as the current PPAs terminate, future construction or capacity purchases from others. Initially, the additional capacity requirements of the EMCs are expected to be most efficiently served from peaking-type resources, which could be served utilizing Dahlberg, if available.

         We have effectively mitigated our transmission risk, fuel cost and fuel transportation risk and fixed and variable O&M costs throughout the terms of the Georgia Requirements Agreements. In addition, the Georgia Requirements Agreements have a material adverse change clause that requires the posting of collateral if (i) S&P or Moody's downgrades such counterparty to below investment grade, or (ii) if not rated, the counterparty does not meet either of two financial covenant requirements including a minimum interest coverage test or minimum equity/capital requirement.

      Dalton Requirements Agreement

         In the second half of 2002, we entered into a Requirements Agreement ("Dalton Requirements Agreement") with the City of Dalton, Georgia ("Dalton"). Under the Dalton Requirements Agreement, we are responsible for coordinating the existing generating resources and supplying additional capacity to meet Dalton's load requirements. The Dalton Requirements Agreement was entered into pursuant to our market-based rate tariff. No state PSC or additional FERC approval is required. The Dalton Requirements Agreement expires on December 31, 2017.

         We forecast that Dalton's load growth will be approximately 2.5% per year which would require us to provide 132 MW beginning in 2003 and increasing to 208 MW by 2012. We will fulfill Dalton's load requirements by utilizing Dalton's entitlements to capacity resources and other capacity purchase contracts. We will secure additional capacity resources to meet load growth as needed. The additional capacity may be supplied from our existing resources as the current PPAs terminate, future construction or capacity purchases from others. Initially, the additional capacity requirements of Dalton are expected to be most efficiently served from peaking-type resources, such as Dahlberg, if available.

         We have effectively mitigated our transmission risk, fuel cost and fuel transportation risk and fixed and variable O&M costs throughout the terms of the Dalton Requirements Agreement. In addition, the Dalton Requirements Agreement has a material adverse change clause that requires the posting of collateral if the counterparty's credit rating is below BBB- or its equivalent by at least two of S&P, Moody's and Fitch Ratings.

      North Carolina Contracts

         In the second half of 2002 we entered into a Requirements Agreement ("North Carolina Requirements Agreement") with North Carolina Municipal Power Agency Number 1 ("NCMPA1") and a Master Power Purchase and Sale Agreement ("North Carolina Power Contract") with North Carolina Electric Membership Corporation ("NCEMC"). The North Carolina Power Contract and the North Carolina Requirements Agreement (collectively, the "North Carolina Contracts") were entered into pursuant to our market-based rate tariff. No state PSC or additional FERC approval is required. The North Carolina Requirements Agreement commenced on January 1, 2003 and has an initial term of two years. It will automatically renew for successive one-year periods unless either party provides timely notice of its intent not to renew. The North Carolina Power Contract commences on January 1, 2004 and expires on December 31, 2005.

         Under the North Carolina Requirements Agreement, we are responsible for coordinating the existing generating resources and supplying additional capacity to meet NCMPA1's load requirements. We will fulfill the NCMPA1's load requirements by utilizing capacity from NCMPA1's generating resource entitlements and its entitlement to capacity under other capacity purchase contracts. We forecast that NCMPA1's load requirements will not exceed its available capacity in 2003 or in 2004. Under the North Carolina Power Contract, we have committed to supply 100 MW to NCEMC in 2004 and 2005. We will supply capacity for the North Carolina Contracts from existing resources or capacity purchases from others.

         We have effectively mitigated our transmission risk, fuel cost and fuel transportation risk and fixed and variable O&M costs throughout the terms of the North Carolina Contracts. In addition, the North Carolina Requirements Agreement has a material adverse change clause that requires the posting of collateral if S&P or Moody's downgrades either party's senior securities to below investment grade or does not rate such senior securities. The North Carolina Power Contract requires us to post collateral if our credit rating falls below investment grade from either S&P or Moody's and requires NCEMC to post collateral if we have reasonable grounds to believe that NCEMC's creditworthiness or performance under the agreement has become unsatisfactory.

Southern Company Services Management of Construction

         Under the terms of a services agreement, SCS will oversee the construction process and perform overall project management of each generating facility. SCS will perform overall project management of the construction process with internal resources. SCS contracts directly for site work, pilings, concrete/underground, general erection, buildings, tank erection and transformer yard construction. These contractors may also utilize subcontractors for portions of their work.

         In order to achieve economies of scale, most of our new energy generating facilities which we construct will utilize a standardized design. The power block areas for the various facilities will be similar in size and layout. This reduces costs related to engineering, procurement, construction, parts inventory and maintenance.

Fuel Procurement

      Fuel Supply

         As a general matter, our existing PPAs provide that the PPA Counterparties are responsible for substantially all of the cost of fuel relating to the energy delivered under such PPA. To the extent a particular generating facility does not meet certain operational thresholds in a PPA, however, we may be responsible for a portion of the related fuel costs. In addition, SCS, as agent for the Operating Companies and us, has a 20- year master storage contract with Petal Gas Storage Company ("Petal") which will provide Dahlberg, Wansley 6, Wansley 7, Franklin 1, Franklin 2, Harris 1 and Harris 2 with natural gas capacity and withdrawal rights for up to ten days of emergency fuel should gas supply interruptions occur. Stanton A and McIntosh 10 and 11 will be able to burn No. 2 fuel oil as a backup for gas supply interruptions.

      Fuel Transportation

         SCS has entered into fuel transportation agreements as agent for the Operating Companies for gas transportation service under the PPAs with the Operating Companies. Gas transportation service for Dahlberg is acquired on a seasonal or daily interruptible basis from existing Transcontinental Gas Pipeline ("Transco") pipeline capacity. Dahlberg has oil backup for gas supply interruptions. For Wansley 6 and Wansley 7, SCS has a firm transportation agreement in place with Transco. Each of these firm transportation agreements has a term of fifteen years. Franklin 1, Franklin 2, Harris 1 and Harris 2 will obtain fuel transportation through firm transportation agreements with Southern Natural Gas Company ("SNG"), a subsidiary of the El Paso Corporation. OUC is responsible for arranging and acquiring all natural gas for Stanton A. In that regard, OUC has entered into a 20-year firm transportation agreement with Florida Gas Transmission Company for service to Stanton A. SCS has a fourteen-year firm transportation agreement with El Paso Merchant to provide McIntosh 10 and 11's transportation requirements.

Operation and Maintenance

         As each new facility in an Operating Company service area enters into service, we intend for an Operating Company to provide O&M services at cost in accordance with the Holding Company Act. SCS may provide O&M services for facilities outside the Operating Companies' service territory. There is or will be an O&M contract between us and the appropriate Operating Company for the facilities located in such Operating Company's service territory, which has been approved by the SEC. SCS may provide certain services on behalf of the Operating Company. The O&M responsibilities for our operating or under construction generating facilities are as follows:

Dahlberg.....................................Georgia Power Company

Wansley......................................Georgia Power Company

Franklin 1 and Franklin 2....................Georgia Power Company

Harris 1 and Harris 2........................Alabama Power Company

Stanton A....................................SCS

McIntosh 10 and McIntosh 11..................Savannah Electric and
                                             Power Company

         In order to control O&M costs, we executed Long-Term Service Agreements ("LTSAs") with GE to cover the major maintenance of major GE equipment at each of the facilities. Under the LTSAs, GE provides a number of significant services, including the procurement of initial spare and specified parts, scheduled and unscheduled maintenance services and an on-site technical advisor. The LTSAs have a fixed major maintenance cost on the equipment. Payments for maintenance costs under the LTSAs will be levelized over a period of 96,000 fired operating hours even though accounting recognition of the costs will occur as the work is actually performed. Under each LTSA, all major maintenance will be performed at intervals that are consistent with the published recommendations of GE. Furthermore, the LTSAs will control our costs by providing predictable escalators and outage planning and management, reducing inventory and carrying cost associated with major parts, and by reducing maintenance staffing levels over the life of the agreements. We and the O&M provider will continue to be responsible for O&M for all equipment not manufactured by GE or not covered by the LTSA.

Transmission and Interconnection

         For each facility located in the service territory of an Operating Company, we have an Interconnection Agreement with the applicable Operating Company to govern the interconnected operation of each facility with the transmission facilities of such Operating Company. The Interconnection Agreements we have entered into with the Operating Companies have 40-year terms. Interconnection Agreements with the Operating Companies and other FERC jurisdictional transmission providers require acceptance by the FERC. Our Interconnection Agreements with Georgia Power Company for Dahlberg, Wansley, Franklin 1 and Franklin 2 and with Alabama Power Company for Harris 1 and Harris 2 have been finally accepted by the FERC. Our Interconnection Agreements with Georgia Power Company for McIntosh 10 and McIntosh 11 have been conditionally accepted by the FERC. We expect final acceptance to occur without adverse impact on our interconnection. We will also have an Interconnection Agreement with the applicable transmission provider for each facility located outside of the Operating Companies' service territory. For Stanton A there is an Interconnection Agreement with OUC. FERC acceptance of this Interconnection Agreement is not required.

         In April 2002, the FERC issued a notice of proposed rulemaking to standardize the interconnection process, terms and conditions of interconnection agreements and certain cost issues. Comments on this rulemaking proceeding were filed by interested parties in June 2002. Depending on when the FERC issues its final rule, interconnection agreements for future generating facilities may be subject to the new rule.

         The FERC's interconnection policy currently requires an interconnecting generator to pay the up-front cost of all facilities, including certain upgrades to the transmission system that are needed for interconnection. In addition, the FERC recently modified its interconnection policy to require the transmitting utility with which the generator is interconnected to provide a credit to the generator against the cost of future transmission service for the output of the facility in an amount equal to the cost of such upgrades to the transmission system, plus interest. The FERC did not require that such credits be provided to us in the Interconnection Agreements for Dahlberg, Wansley, Franklin 1, Harris 1 and Harris 2, because these agreements were entered into prior to modification of the FERC interconnection policy. Some of these cost allocation and credit rules are, however, the subject of several pending appeals at the United States Court of Appeals. Whether future generating facilities are entitled to credits for transmission service will depend on the outcome of these appeals.

         Each Operating Company is interconnected with the transmission facilities of the other Operating Companies and Southern Electric Generating Company ("SEGCO"), a subsidiary of Alabama Power Company and Georgia Power Company, by means of high-voltage lines. Operating contracts set forth arrangements between the Operating Company and principal neighboring utility systems relating to capacity exchanges, capacity purchases and sales, transfers of energy and other similar transactions. Additionally, the Operating Companies have entered into voluntary reliability agreements with the subsidiaries of Entergy Corporation, Florida Electric Power Coordinating Group, Tennessee Valley Authority, Carolina Power & Light Company, Duke Energy Corporation, South Carolina Electric & Gas Company, South Carolina Public Service Authority and Virginia Electric and Power Company, each of which provides for the establishment and periodic review of principles and procedures for planning and operating generation and transmission facilities, maintenance schedules, load retention programs, emergency operations, and other matters affecting the reliability of bulk power supply. The Operating Companies have joined with other utilities in the Southeast (including those referred to above) to form the Southeast Electric Reliability Council ("SERC") to augment further the reliability and adequacy of bulk power supply. The Operating Companies are represented on the North American Electric Reliability Council through SERC.

         In addition to interconnection of the generating facilities to the transmission systems of the Operating Companies and other non-affiliated utilities, transmission capacity over the applicable transmission system must be reserved so that the generator output can be delivered. All of our existing PPAs place this responsibility on the PPA Counterparty for the term of the PPA.

         In December 1999, the FERC issued its final rule on Regional Transmission Organizations ("RTOs"). The order encouraged utilities owning transmission systems to form RTOs on a voluntary basis. Southern has submitted a series of status reports informing the FERC of progress toward the development of a Southeastern RTO. In these status reports, Southern has explained that it is developing a for-profit RTO known as SeTrans with a number of non-jurisdictional cooperative and public power entities. In 2001, the FERC jurisdictional entities of Entergy Corporation and Cleco Power joined the SeTrans development process. In 2002, the sponsors of SeTrans established a Stakeholder Advisory Committee, which will participate in the development of the RTO, and public meetings to discuss the SeTrans proposal. On October 10, 2002, the FERC granted Southern's and other SeTrans sponsors' petition for a declaratory order regarding the governance structure and the selection process for the Independent System Administrator ("ISA") of the SeTrans RTO. The FERC also provided guidance on other issues identified in the petition. On June 4, 2003, the FERC issued an order on rehearing affirming its October 10 order. The SeTrans sponsors have announced the selection of ESB International, Ltd. ("ESBI") to be the preferred ISA candidate. Should negotiations with this candidate successfully conclude with final agreement among the parties, the SeTrans sponsors intend to seek any regulatory or other approvals necessary for formation of the SeTrans RTO and the approval of ESBI to serve in the capacity of the SeTrans ISA.

Intercompany Interchange Contract

         The Intercompany Interchange Contract ("IIC") among the Operating Companies and us is an arrangement on file with the FERC that provides for the coordinated operation of the Southern Pool. Participants in the Southern Pool realize benefits traditionally associated with pooling arrangements, such as economies of scale and geographic load diversity. The IIC provides that Southern Pool members share the benefits and obligations of pooled operation, including equalization of capacity reserves. We are responsible for committing to the Southern Pool operations our integrated capacity resources (including appropriate reserves) installed to serve our power supply obligations. Under the IIC, a Southern Pool member has first call on its own generating resources, but if cheaper sources of generation are available on the system, a Southern Pool member has the right to purchase that lower variable cost energy. The IIC has been accepted by the FERC.

Regulation

      Federal Power Act

         The Federal Power Act gives the FERC exclusive ratemaking jurisdiction over wholesale sales of electricity in interstate commerce, including the rates that we charge the Operating Companies and other third parties. While we currently have general authorization from the FERC to sell wholesale electricity to non-affiliates at market-based prices, we are required to obtain specific approval from the FERC to sell wholesale electricity to affiliates, including the Operating Companies. To date, all our PPAs with the Operating Companies have resulted from our selection through a competitive bidding process supervised by the appropriate state PSCs. Except for the McIntosh 10 and McIntosh 11 PPAs, which presently are pending before the FERC, the FERC has accepted the PPAs with the Operating Companies as market-based transactions based upon its finding that the rates are competitive with those offered by competing suppliers.

         The FERC retains the authority to suspend, modify or revoke our market-based rate authorization (for non-affiliate transactions and affiliate transactions) on a prospective basis, and might claim to have such authority with respect to previously approved market-based rate transactions. The FERC might suspend, modify or revoke our market-based rate authorization if, for example, it determines: (i) that the markets in which we sell generation are not workably competitive, (ii) that we, individually or together with the Operating Companies, possess market power that is not mitigated or have erected barriers to entry by competitors, (iii) that we are not charging just and reasonable rates, (iv) that we have violated affiliate abuse or reciprocal dealing standards, or (v) that we have engaged in market manipulation, fraud, deception or misrepresentation. If the FERC were to suspend, modify or revoke our market-based rate authority, it would likely be necessary to obtain the FERC's acceptance of our rates on a "cost-of-service" basis, which could be lower than our market-based rates. In addition, the loss of market-based rate authority would subject us to the accounting, record-keeping and reporting requirements that are imposed on public utilities with cost-based rate schedules.

         The nature of regulation of the electric power industry is such that changes in regulatory policies that affect us may occur. For example, in November 2001, the FERC announced the need to revise the means by which it evaluates whether an entity proposing to sell power at wholesale at market-based rates has generation dominance. It also announced a new interim screen to assess generation dominance (for purposes of market-based rate authority), together with several mitigation measures for entities that fail the interim screen (the "SMA Order"). Some of these mitigation measures pertain to transmission activities while others involve the spot energy market. In the SMA Order, the FERC determined that Southern (along with American Electric Power Company, Inc. and Entergy) failed this interim screen within its control area. Consequently, the FERC imposed mitigation measures on Southern and its affiliates with market-based rate authorization, including us. In December 2001, however, the FERC issued a notice that it would convene a technical conference to discuss the issue of generation dominance and deferred for an indefinite period the effective date of spot energy market mitigation measures. In January 2002, the FERC issued an order stating that it would "reconsider" the SMA Order. In August 2002, the FERC invited industry participants to submit comments addressing the interim screen and mitigation measures. The FERC has not issued any additional orders on this matter and has not set a date for the technical conference.

         In September 2001, the FERC issued a notice of proposed rulemaking to revise "standards of conduct" that, among other things, (i) prohibit employees of Southern's transmission function from providing preferential access to information about the Southern transmission system that is not publicly available to all users as posted on Southern's Open Access Same Time Information System (OASIS) and (ii) require Southern and the Operating Companies to provide transmission services to affiliates and non-affiliates in a non-discriminatory and impartial manner. The proposed rule broadens the definition of an affiliate and may result in additional restrictions between affiliated transmission providers (including the Operating Companies) and us. The FERC has received comments on the proposed rule. The FERC staff issued a follow-up white paper in April 2002 and convened a technical conference in May 2002. In April 2002, the United States Court of Appeals for the District of Columbia Circuit issued an order that may affect the scope of the final rule. Since June 2002, many parties have filed comments in this proceeding. It is uncertain when the FERC will issue a final rule.

         On July 31, 2002, the FERC issued a notice of proposed rulemaking entitled "Remedying Undue Discrimination Through Open Access Transmission Service and Standard Electricity Market Design" (the "SMD NOPR"). The FERC has indicated that the proposal, if adopted, would (among other things): (i) require transmission assets of jurisdictional utilities to be operated by an independent entity; (ii) establish a standard electric market design; (iii) establish a single type of transmission service that applies to all customers; (iv) assert jurisdiction over the transmission component of bundled retail service; (v) establish a generation reserve margin; (vi) establish bid caps for day-ahead and spot energy markets; and (vii) revise the FERC policy on the pricing of transmission expansions. In April 2003, the FERC issued a White Paper related to its proposed rulemaking regarding open access transmission service and standard electricity market design in an effort to respond to certain public comments received on the standard market design proposal. Evident in the White Paper are continuing differences in opinion between the FERC and various state regulatory commissions over questions of jurisdiction and protection of retail customers. Pending energy legislation may also impact these issues. At the present time it is uncertain whether, when and in what form the FERC will issue a final rule. Any impact of the SMD NOPR's proposals on us will depend on the form in which the final rule may be ultimately adopted.

         On August 1, 2002, the FERC issued a notice of proposed policy statement ("NOPPS") proposing to adopt a general policy regarding the standard of review that must be met to justify proposed changes to market-based rate contracts for wholesale sales of electric energy, such as the PPAs. Comments by interested parties were due September 23, 2002. The FERC proposes to require parties to bilateral market-based contracts to include precise language if they intend the standard of review for contract changes (which would include rate changes) to be the higher and stricter "public interest" standard. If the contract does not contain this precise and stricter language, the FERC intends to apply the lower and less strict "just and reasonable" standard of review to proposed contract changes. The FERC notes that the purpose of this policy statement is to promote contract certainty necessary to support competitive wholesale power markets.
         Finally, on June 26, 2003, the FERC issued an order seeking comments on proposed revisions to all new and existing market-based rate tariffs and authorizations. The FERC proposes to add six specific "behavioral rules" to address potential market abuses. The order sets forth certain time limits within which market participants could bring a complaint based on these rules, but no such time limits would apply to FERC-initiated proceedings. A market-based rate seller found in violation of these rules could be subject to disgorgement of unjust profits and other non-monetary remedies, including the revocation of its market-based rate authority. Because the FERC is just beginning to receive comments on its proposal, it is not possible to predict whether or when behavioral rules might ultimately be placed in effect or the precise form or content of such rules.

         Other regulatory changes may occur, and some regulatory changes may have a negative effect on our business.

      Holding Company Act

         We are subject to regulation under the Holding Company Act as a wholly owned subsidiary of Southern, which is a registered public utility holding company. Under the restrictions of the Holding Company Act, we cannot issue debt or equity securities or guarantees without the approval of the SEC. We currently have approval to issue up to an aggregate amount of $2.5 billion of commercial paper, preferred securities, long and short-term debt and other equity issuances. Southern currently has approval to fund our development and growth up to an aggregate amount not to exceed $1.7 billion. Under the Holding Company Act, generally, we can invest only in traditional electric and gas utility businesses and related businesses. Our investments in exempt wholesale generators and foreign utility companies, as defined in the Holding Company Act, are limited by the authority granted to us for securities issuances and Southern's authority to fund our development and growth. The acquisition of the voting stock of other gas or electric utilities is subject to prior SEC approval. In addition, the Holding Company Act requires that all of a registered holding company's utility subsidiaries constitute a single system that can be operated in an efficient, coordinated manner. This does not extend, however, to exempt wholesale generators or foreign utilities companies which are excluded from the definition of an electric utility company and public utility company, respectively, under the Holding Company Act. The Holding Company Act also imposes restrictions on transactions among affiliates.

      State Utility Regulation

         We sell electric energy exclusively for resale in interstate commerce subject to regulation by the FERC. Therefore, state PSCs do not have traditional utility-type regulatory authority over our rates. However, the respective state PSCs do have broad powers of supervision and regulation over the Operating Companies and, therefore, can oversee aspects of transactions between the Operating Companies and us. Each of the PPAs with the Operating Companies has been approved by the appropriate state PSC. Power generation construction and operation will be subject to state and local licensing and permitting laws, as well as environmental regulation.

      Environmental Regulation

         Our operations are subject to federal, state and local environmental requirements which, among other things, regulate air emissions, water discharges, and the management of hazardous and solid waste in order to adequately protect the environment. We expect to comply with such requirements, which generally are becoming increasingly stringent, through technical improvements, the use of appropriate fuels, addition of environmental control facilities, changes in control techniques and, if necessary, reduction of the operating levels of generating facilities.

         Clean Air Act programs such as Title IV (acid rain), attainment of the National Ambient Air Quality Standards for various non-attainment areas (to include Atlanta and Birmingham), the regional nitrogen oxide "SIP Call" intended to reduce nitrogen oxide emissions in certain regions of the Southeastern and Midwestern United States, control strategies to reduce regional haze, Compliance Assurance Monitoring, and the development of an emissions control program for Hazardous Air Pollutants all are in various stages of development and/or implementation by both the regulatory agencies and the regulated community. Depending upon the location of our generating facilities and the stage of development of implementation of these Clean Air Act requirements, it is possible that these and other environmental compliance requirements could result in high costs to us. To a large extent, the final cost of these programs will not be able to be determined until the results of legal challenges to these program are known and/or state regulations implementing the programs are developed.

         The EPA and state environmental regulatory agencies are also reviewing and evaluating various other matters including: limits on pollutant discharges to impaired waters; cooling water intake restrictions; and hazardous waste disposal requirements. The impact of any new standards will depend on the development and implementation of applicable regulations.

         Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Toxic Substances Control Act and the Endangered Species Act. Changes to these laws could affect many areas of our operations.

         Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect us. The impact of new legislation, if any, will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as a result of lawsuits alleging personal injury and property damages caused by potential impacts of electricity generation activities such as air pollution emissions, water pollution discharges or the presence of electric and magnetic fields.

         All of our PPAs contain provisions that generally permit charging the PPA Counterparty with some of the new costs incurred as a result of change in law, including environmental regulations.

         Certain environmental, natural resource and land use concerns could have an effect on site selection for future plants. This includes the potential for designation of target areas as non-attainment for ozone or particulate matter under newly adopted National Ambient Air Quality Standards, the availability of water withdrawal rights, uncertainties regarding aesthetic impacts such as increased light or noise or regarding any potential adverse health impacts associated with electric and magnetic fields. Such concerns and uncertainties can increase the cost of siting and operating any type of electric generating facilities.

         We are unable to predict at this time what additional steps we may be required to take as a result of the implementation of existing or future quality control requirements for air, water and hazardous or toxic materials, but such steps could adversely affect operations and result in substantial additional costs. Failure to comply with such requirements could result in the complete shutdown of individual facilities not in compliance as well as the imposition of civil and criminal penalties.

Employees

         Currently we do not have any employees. Employees of SCS, in coordination with our management who are also employees of SCS, currently run our day-to-day operations.

Litigation

         Although we are not currently involved in any litigation, from time to time we may be a party to various legal proceedings that arise in the ordinary course of business.